Exhibit 5.1

[Snell & Wilmer Letterhead]

March 31, 2017

Cryoport, Inc.

17305 Daimler Street

Irvine, CA 92614

Ladies and Gentlemen:

At your request, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 6,325,000 shares (the “Shares”) of common stock of Cryoport, Inc. (the “Company”), par value $0.001 per share (the “Common Stock”), we have examined (i) a Registration Statement on Form S-3 (File No. 333-215776), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 27, 2017 (the “Registration Statement”) under the Securities Act, including a base prospectus, dated February 9, 2017; (ii) a preliminary prospectus supplement, dated March 27, 2017, relating to the offer and sale of the Shares and filed with the Commission pursuant to Rule 424(b) of the Securities Act, and (iii) a final prospectus supplement, dated March 28, 2017, relating to the offer and sale of the Shares and filed with the Commission pursuant to Rule 424(b) of the Securities Act.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

1.	The Company’s Amended and Restated Articles of Incorporation, certified by the Nevada Secretary of State on March 21, 2017 (the “Articles”);

2.	The Company’s Amended and Restated Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”);

3.	The Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference;

4.	The base prospectus included in the Registration Statement, as supplemented by the final prospectus supplement relating to the offer and sale of the Shares and filed with the Commission pursuant to Rule 424(b) of the Securities Act (the “Prospectus”);

5.	The Underwriting Agreement dated March 28, 2017 among the Company, on the one hand, and Cowen and Company, LLC and Needham & Company, LLC, as Representatives of the underwriters named in Schedule A thereto (the “Underwriting Agreement”);

6.	Minutes of meetings and actions by written consent of the Company’s board of directors (the “Board”) provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Registration Statement and the authorization, issuance and sale of the Shares pursuant to the Registration Statement and the Prospectus; and (ii) the Underwriting Agreement, and other actions with regard thereto;

7.	The action by written consent of the pricing committee of the Board provided to us by the Company, authorizing the execution and delivery of the Underwriting Agreement and the pricing terms of the Shares;

8.	A Certificate of Good Standing issued by the Secretary of State of the State of Nevada dated March 21, 2017, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Nevada; and

9.	Such other documents we deemed necessary in order to issue the opinions below.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that any certificates representing the Common Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the Nevada Revised Statutes, the laws of the State of California, and the federal laws of the United States of America.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance, and the delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act, and that such registration will not have been modified or rescinded.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Company is a corporation validly existing, in good standing, under the laws of the State of Nevada; and

2.	The Shares to be issued and sold by the Company pursuant to the Registration Statement, when issued, sold and delivered in the manner stated in the Registration Statement and the Prospectus, including receipt of the requisite consideration set forth therein, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

Snell & Wilmer L.L.P.